Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Marriott International, Inc. and in the related Prospectuses of our reports dated February 21, 2005, with respect to the consolidated financial statements of Marriott International, Inc., Marriott International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Marriott International, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2004.

1.	Form S-3 No. 333-53860
2.	Form S-3 No. 333-94697
3.	Form S-3 No. 333-77827
4.	Form S-8 No. 333-55350
5.	Form S-8 No. 333-36388
6.	Form S-8 No. 333-58747
7.	Form S-8 No. 333-48407
8.	Form S-8 No. 333-48417

/s/ Ernst & Young LLP

McLean, Virginia

February 21, 2005

Exhibit 23

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